Exhibit 99.3

The distribution of this press release, directly or indirectly, in or into the United States, Canada, Australia or Japan is prohibited. This press release (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in the United States, Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”). The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Banca Carige S.p.A. does not intend to register any portion of the offering of the securities in the United States or to conduct a public offering of the securities in the United States. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from Banca Carige S.p.A. and will contain detailed information about the bank and management, as well as financial statements.

PRESS RELEASE

TERMS AND CONDITIONS OF

LIABILITY MANAGEMENT TRANSACTION APPROVED

Genoa, 29 September 2017 – Further to yesterday’s Extraordinary Shareholders’ Meeting, Carige’s Board of Directors -chaired by Prof. Giuseppe Tesauro- resolved upon the terms and conditions of the Liability Management Exercise (“LME”) which consists in: (i) an Exchange Offer (the “Offer”), and (ii) a consent solicitation for the substitution of subordinated notes – for an aggregate nominal amount of EUR 510 mln – with new senior notes issued under the Bank’s EMTN programme, with 100% issue price, 5-year maturity, 5% fixed rate annual coupon.

The exchange price - with prices equal to 30% for the Tier 1 notes and 70% for the Tier 2 notes (if tendered within 7 business days from the launch of the LME) – will be increased, exclusively in the case of Tier 2 notes, by the interest accrued on such notes from the last coupon payment date to the relevant LME settlement date, which shall in any case remain subject to the successful completion of the capital increase.

The Board of Directors, in execution of its delegated powers to implement the capital increase, may possibly reserve a tranche of the capital increase for one or more categories of investors taking part to the LME for an amount of up to EUR 60 mln. The launch of the LME is set for today, Friday 29 September 2017.

The subordinated notes included in the LME are identified in the following table:

					Purchase price (% of Nominal Value)
Notes	Issuer	Series	ISIN	Aggregate outstanding amount (EUR)	Tender of Subordinated notes by holders who deliver consent and exchange instructions prior to the Early Instruction Deadline[1]	In all other cases
Tier I	Banca Carige S.p.A.	416 - EUR 160 mln 8.338% “Perpetual Tier I Junior Subordinated Notes due 2018”	XS0400411681	160,000,000	30	25
Tier II	Banca Carige S.p.A.	525 - EUR 200 mln 7.321% “Lower Tier II Subordinated Notes due 2020”	XS0570270370	200,000,000	70	65
	Banca Carige S.p.A.	511 - EUR 50 mln 5.7% “Lower Tier II Subordinated Notes due 2020”	XS0542283097	50,000,000	70	65
	Banca Carige S.p.A.	389 - EUR 100 mln floating rate “Lower Tier II Subordinated Notes due 2018”	XS0372143296	100,000,000	70	65

The LME transaction is part of the Banca Carige’s comprehensive capital strengthening effort, which rests on three main elements: the LME transaction, the capital increase and the disposal of assets. The success of each of the planned transactions is essential to achieve the strategic objectives of the 2017-2020 Strategic Plan, while failure to execute both the LME and the capital raising within the envisaged timeline may have significant adverse effects on the Bank’s overall economic, capital and financial situation.

For the purposes of assessing the financial soundness of the LME transaction, the Bank was assisted by KPMG Advisory S.p.A. in its capacity as financial advisor.

[1]	Early Instruction Deadline means the date falling within 7 business days from the launch of the LME transaction.

The distribution of this press release, directly or indirectly, in or into the United States, Canada, Australia or Japan is prohibited. This press release (and the information contained herein) does not contain or constitute an offer of securities for sale, or solicitation of an offer to purchase securities, in the United States, Canada, Australia or Japan or any other jurisdiction where such an offer or solicitation would require the approval of local authorities or otherwise be unlawful (the “Other Countries”). The securities referred to herein have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or pursuant to the corresponding regulations in force in the Other Countries and may not be offered or sold in the United States unless the securities are registered under the Securities Act, or an exemption from the registration requirements of the Securities Act is available. Banca Carige S.p.A. does not intend to register any portion of the offering of the securities in the United States or to conduct a public offering of the securities in the United States. Any public offering of securities to be made in the United States will be made by means of a prospectus that may be obtained from Banca Carige S.p.A. and will contain detailed information about the bank and management, as well as financial statements.

INVESTOR RELATIONS & RESEARCH	EXTERNAL RELATIONS
tel. +39 010 579 4877	tel. +39 010 579 3380
fax +39 010 579 4875	fax +39 010 579 2731
investor.relations@carige.it	relazioni.esterne@carige.it

Image Building
Tel. +39 02 89011300 carige@imagebuilding.it

This announcement does not constitute an offer or invitation to subscribe for or purchase, or a solicitation of any offer to purchase or subscribe for any securities and nothing contained herein shall form the basis of any contract or commitment whatsoever. This announcement is being communicated to and is directed only to (i) persons to whom it may be lawful to communicate such announcement; and (ii) persons to whom it may be required by law or regulation to disclose such information (all such persons being referred to as relevant persons). This announcement is only directed at relevant persons and must not be acted on or relied on by persons who are not relevant persons.

Other persons should not rely or act upon this announcement or any of its contents. This announcement has been prepared for information purposes only. In particular, this announcement may not be taken or transmitted into the United States, Canada or Japan or distributed, directly or indirectly, in the United States, Canada or Japan or to any U.S. person. This announcement is not an offer to sell or the solicitation of an offer to purchase or subscribe for securities neither in the United States nor in any other jurisdiction. Securities may not be sold in the United States absent registration or an exemption from registration under the U.S. Securities Act of

1933, as amended (the “Securities Act”). Banca Carige S.p.A. (the “Company”) does not intend to register or conduct any public offer of securities in the United States.

Distribution of the announcement and any information contained in it in any other jurisdictions may be restricted by law. Persons into whose possession this information comes should inform themselves about and observe any such restrictions.

No reliance may be placed for any purposes whatsoever on the information contained in this document, or any material discussed in the context of such document, or on its completeness, accuracy and fairness. Although care has been taken to ensure that the announcement is materially accurate, and that the opinions expressed are reasonable, the contents of this material has not been verified by the Company, its shareholders, consultants and advisors. Accordingly, no representation or warranty, express or implied, is made or given on behalf of Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person as to the accuracy, completeness or fairness of the information or opinions contained in this document or any other material discussed in the context of this announcement. None of the Company, its shareholders, consultants and advisors, or any of their respective members, directors, officers or employees or any other person accepts any liability whatsoever for any loss howsoever arising from any use of this announcement or its contents or otherwise arising in connection therewith.

Certain statements contained in this announcement may be statements of future expectations and other forward-looking statements that are based on third party sources and involve known and unknown risks and uncertainties. The forward-looking statements include, but are not limited to, all statements other than statements of historical facts, including, without limitation, those regarding the Company’s and/or Group Banca Carige’s future financial position and results of operations, strategy, plans, objectives, goals and targets and future developments in the markets where the Group participates or is seeking to participate. Forward-looking statements contained in this announcement regarding past trends or activities should not be taken as a representation that such trends or activities will continue in the future. There is no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on forward-looking statements, which speak only as of the date of this announcement. Any decision to purchase securities in the context of an offering of securities, if any, should be made solely on the basis of information contained in an offering circular or prospectus published in relation to such an offering. The forward-looking information contained herein represent the subjective views of the management of the Company and has been prepared on the basis of a number of assumptions and subjective judgments which may prove to be incorrect and, accordingly, actual results may vary. They represent the subjective views of the management of the Company and are based on significant assumptions. Industry experts, business analysts or other persons may disagree with these views, assumptions and judgments, including without limitation the management’s view of the market and the prospects for the Company. Any forward-looking statements in this announcement are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause the Company’s actual results and performance to differ materially from any expected future results or performance expressed or implied by any forward-looking statements. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements as a prediction of actual results.

To the extent applicable, the industry and market data contained in this announcement has come from official or third-party sources. Third-party industry publications, studies and surveys generally state that the data contained therein have been obtained from sources believed to be reliable, but that there is no guarantee of the fairness, quality, accuracy, relevance, completeness or sufficiency of such data. The Company has not independently verified the data contained therein. In addition, certain of the industry and market data contained in this announcement come from the Company’s own internal research and estimates based on the knowledge and experience of the Company’s management in the market in which the Company operates. Such research and estimates, and their underlying methodology and assumptions, have not been verified by any independent source for accuracy or completeness and are subject to change without notice. Accordingly, undue reliance should not be placed on any of the industry or market data contained in this announcement. Although the Company has obtained the information provided from sources that should be considered reliable, it cannot guarantee its accuracy or completeness. The information provided is purely of an indicative nature and is subject to change without notice at any time.

4